PRESS RELEASE

NASDAQ SYMBOL:  MRGO

FOR IMMEDIATE RELEASE      CONTACTS: Michael J. Spector       Ext.  1055
---------------------
                                     Juan B. Medina           Ext.  1033

                                     Telephone:            (787) 883-2570

Margo Caribe, Inc. Reports Unaudited Operating Results for the First Quarter of 2004.

Vega Alta, Puerto Rico; May 14, 2004 - Margo Caribe, Inc. and its subsidiaries (the "Company") reported unaudited operating results for the three months ended March 31, 2004.

For the three months ended March 31, 2004, the Company had a net income of approximately $22,000, compared to a net income of approximately $45,000 for the same period in the year 2003. These amounts represent a diluted income per common share of $0.01 and $0.02 for the three months ended March 31, 2004 and 2003, respectively. The net income for the three months ended March 31, 2004, reflected profits from the lawn & garden segment, and the landscaping segments that were partially offset by a net loss in the nursery segment.

The landscaping segment's net income was approximately $26,000 for the three months ended March 31, 2004, compared to a net loss of approximately $95,000 for the three months ended March 31, 2003. Gross revenues from the landscaping segment were approximately $492,000 for the three months ended March 31, 2004, compared to approximately $404,000 for the three months ended March 31, 2003. The gross margin from landscaping segment was approximately 35.8% for the three months ended March 31, 2004, compared to approximately 13.0% for the three months ended March 31, 2003.

The lawn & garden segment's net income was approximately $56,000 for the three months ended March 31, 2004, compared to a net income of approximately $30,000 for the three months ended March 31, 2003. Net sales from the lawn & garden segment were approximately $894,000 for the three months ended March 31, 2004, compared to approximately $835,000 for the three months ended March 31, 2003. The gross margin from the lawn & garden segment was approximately 52.0% for the three months ended March 31, 2004, compared to approximately 47.5% for the three months ended March 31, 2003.

The nursery segment's net loss was approximately $60,000 for the three months ended March 31, 2004, compared to a net income of approximately $111,000 for the three months ended March 31, 2003. The net loss from the nursery segment for the three months ended March 31, 2004, was mainly attributable to a decrease in net sales of approximately $457,000 and a decrease in gross margin of approximately 46.6%. The total net sales from the plants segment was approximately $799,000 for the three months ended March 31, 2004 compared to approximately $1,255,000 for the three months ended March 31, 2003. The gross margin as a percentage of total sales from the nursery segment was approximately 18.1% for the three months ended March 31, 2004, compared to approximately 33.9% for the three months ended March 31, 2003. Offsetting the loss of the plants segment for the three months ended March 31, 2004, were commissions and equity in earnings of approximately $75,000 from the Company's investment in an unconsolidated joint venture in a sod and tree farm in Salinas, Puerto Rico.

Chairman of the Board, President and CEO Highlights

The Chairman of the Board, President and CEO, Michael J. Spector, stated that management continues to focus on cost savings and improved productivity in all segments of our business. Demand for the Company's products continues to improve and the Company expects to be profitable for the year, 2004. Revenues in the nursery segment should begin to show improvement over the prior year during the fourth quarter, as new plant material being grown in the Company's new greenhouses and shadehouses becomes available for sale. In addition, the Company recently introduced new packaging for the Rain Forest line of potting soils and as a result, the Company is experiencing increased consumer demand.

The Company recently became the exclusive agent for La Pierre Bleue Belge, S.A., a stone company, located in Belgium, that produces adoquines (cobblestones) and tiles for streets, as well as for public and private areas. La Pierre Bleue Belge, S.A. is the only producer in the world that manufactures blue stones and adoquines that are found in many of the older towns and cities in Puerto Rico. The Company intends to market these stones to several of the Municipalties in Puerto Rico, as well as to various architects and developers.

Margo Caribe, Inc. and its subsidiaries (collectively, the "Company") are in the business of growing, distributing and installing tropical plants and trees. The Company is also engaged in the manufacturing and distribution of its own line ("Rain Forest") of planting media and aggregates, the distribution of lawn and garden products and also provides landscaping design and installation services. In addition, the Company has a participation in a joint venture in a sod and tree farm in Salinas, Puerto Rico. Furthermore, beginning in 2003, the Company acts as sales representative for several consumer goods brands in Puerto Rico and Mexico. The Company's real estate development division is currently seeking the required permits for an affordable housing project in the Municipality of Arecibo, Puerto Rico.

Forward Looking Statements

When used in this press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be", "will allow", "intends to", "will likely result", "expect" "are expected to", "will continue", "is anticipated", "believes", "estimate", "project", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstance after the date of such statements.

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                                      MARGO CARIBE, INC. AND SUBSIDIARIES
                                Summary of Condensed Consolidated Financial Results


 --------------------------------------------------- -------------------------- -------------------------
                                                        Three months ended         Three months ended
                                                           March 31, 2004            March 31, 2003
                                                            (Unaudited)               (Unaudited)
 --------------------------------------------------- -------------------------- -------------------------
                      Net sales                              $2,185,000                 $2,495,000
 --------------------------------------------------- -------------------------- -------------------------
                      Net income                               $22,000                   $45,000
 --------------------------------------------------- -------------------------- -------------------------
            Net income diluted per share                       $0.01                     $0.02
 --------------------------------------------------- -------------------------- -------------------------
      Weighted average number of common shares               2,220,457                 2,169,185
 --------------------------------------------------- -------------------------- -------------------------

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